Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-4 of our report dated March 12, 2010, with respect to (i) the consolidated financial statements of Danvers Bancorp, Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2009, which report is incorporated by reference in this Registration Statement, and to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 2, 2011